Exhibit 99.1

ULTIMATE ELECTRONICS REPORTS THIRD QUARTER RESULTS

THORNTON, COLORADO, December 2, 2004 — Ultimate Electronics, Inc. (NASDAQ: ULTE) announced today its operating results for the third quarter and nine months ended October 31, 2004.

Highlights:

•                  Third quarter sales were down 1.6 percent from a year ago; comparable store sales declined 8 percent

•                  Gross profit margin improved 160 basis points to 34.8 percent from the same quarter last year

•                  Loss from operations for the quarter decreased to $5.5 million compared to $9.9 million for the third quarter of last year

•                  Selling, general and administrative expenses were 38.3 percent of sales, an improvement of 110 basis points from the third quarter of last year

•                  J.D. Power ranks Ultimate Electronics #2 in customer satisfaction

For the third quarter ended October 31, 2004, the Company reported a net loss of $6.5 million ($0.43 per share), compared to a net loss of $6.2 million ($0.42 per share) for the same quarter of the prior year.  Loss from operations was $5.5 million compared to a loss from operations of $9.9 million for the same quarter of the prior year.  Sales were $157.2 million, down 1.6 percent from the prior year.  Comparable store sales were down 8 percent for the quarter.  Gross profit margin was 34.8 percent, up 160 basis points from a year ago.  Selling, general and administrative expenses improved as a percentage of sales to 38.3 percent from 39.4 percent for the same quarter of the prior year. As of October 31, 2004, availability under the Company’s revolving line of credit was $10.5 million.  Covenant EBITDA (as defined below) for the third quarter ended October 31, 2004 was negative $5.5 million.  For the seven-month period ended October 31, 2004, the Company had $0.5 million of excess Covenant EBITDA.  Reconciliations of the Company’s net loss and cash flows from operating activities to Covenant EBITDA, a non-GAAP financial measure, are provided in the financial tables at the end of this earnings release.

During the quarter, sales decreased due to traffic declines driven by residual impacts from last year and shifting competitive pressures. Sales were favorably impacted by the improvement in the Company’s conversion rate of store traffic to sales, which the Company believes resulted from its more focused marketing strategy.  Gross profit margin improved due to continued focus on merchandise selection, inventory management and store level execution. Selling, general and administrative expenses improved primarily as a result of reduced advertising and selling expenses.

Dave Workman, President and CEO said, “The $4.4 million improvement in our third quarter loss from operations indicates that our turnaround initiatives are taking effect.  Our gross profit margin, comparative store sales metrics and SG&A expenses have improved each quarter since implementing our turnaround strategy.  The results reflect our focused initiatives on increasing gross margin, managing inventory, improving advertising effectiveness, reducing SG&A, and enhancing the customer experience with Ultimate Electronics.  We remain committed to our turnaround strategy and expect to see continued improvement in our business.  Our actions position us well for the holiday season, and as we enter 2005.”

For the nine months ended October 31, 2004, the Company reported a net loss of $31.1 million ($2.09 per share), compared to a net loss of $9.5 million ($0.65 per share) for the same period of the prior year.  Loss from operations was $27.2 million compared to a loss from operations of $15.1 million for the same period of the prior year.  Sales were $462.5 million, down 1.5 percent from the prior year.  Comparable store sales were down 9 percent.  Gross profit margin was 33.0 percent, compared to 33.2 percent for the same period in the prior year.  Selling, general and administrative expenses increased as a percentage of sales to 38.9 percent from 36.4 percent for the same period of the prior year, primarily reflecting the impact of higher rent and depreciation expense for stores opened in the third quarter of fiscal 2004 and an impairment charge taken in the second quarter of 2005, partially offset by a reduction in advertising and selling expenses.  Results for fiscal 2005 were also negatively impacted by a non-cash reversal of an income tax benefit of $1.7 million.  The Company believes that under the guidance provided by FAS 109, the reversal of the income tax benefit more appropriately represents the Company’s tax position.

Third quarter and year-to-date sales by category were as follows:

	Third Quarter Ended		Nine Months Ended
Category	10/31/2004	10/31/2003	10/31/2004	10/31/2003
Television/DBS	50%	49%	47%	44%
Audio	18%	16%	18%	17%
Video/DVD	10%	12%	12%	13%
Mobile	6%	8%	8%	10%
Home Office	1%	2%	1%	3%
Other	15%	13%	14%	13%

Earlier this month, J.D. Power and Associates ranked Ultimate Electronics number two in customer satisfaction among U.S. consumer electronics retailers. “We’re pleased to be recognized by J.D. Power,” said Mr. Workman. “The ranking is a reflection of our commitment to the customer and the hard work of each Ultimate Electronics employee.”

The Company's quarterly earnings conference call (December 2, 2004 at 11:00 a.m. Eastern Time) will be broadcast live on the Internet.  Please visit the Company’s web site at http://www.ultimateelectronics.com and click on the Investor Relations and Webcast-Live icons.

The statements made in this press release, other than those concerning historical financial information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects upon the Company.  These forward-looking statements include statements regarding: the results of the Company’s marketing strategy, the success of the Company’s turnaround strategy and related initiatives, the continued improvement in the company’s business, and the Company’s reversal of a previously recognized income tax benefit.  Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: changes in general economic conditions; success of sales promotions and marketing efforts; activities of competitors; terrorism and acts of war; consumer acceptance of new technologies; the change in the Company’s independent accountants; and other risk factors identified in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, and its Quarterly Report on Form 10-Q for the quarter ended July 31, 2004, both filed with the Securities and Exchange Commission.  There can be no assurance that future developments affecting the Company will be those anticipated by management.  The Company disclaims any obligation to update or revise any of the forward-looking statements that are in this news release.

About Ultimate Electronics, Inc. (NASDAQ: ULTE)

Ultimate Electronics is a leading specialty retailer of home entertainment and consumer electronics products in 14 states.  The Company operates 65 stores, including 54 stores in Arizona, Idaho, Illinois, Iowa, Kansas, Minnesota, Missouri, Nevada, New Mexico, Oklahoma, South Dakota, Texas and Utah under the trade name Ultimate Electronics® and 11 stores in Colorado under the trade name SoundTrack®.  In addition, the Company operates Fast Trak Inc., an independent electronics repair company and a wholly owned subsidiary of Ultimate Electronics.  During the past two years, the Company received numerous industry awards including Audio Video International’s 2003 “Top 10 Audio/Video Retailer of the Year.”

Ultimate Electronics news releases, quarterly sales and operating results can be found on the Internet on the Company’s Web site at http://www.ultimateelectronics.com.

Contact:  Investor Relations Department, Ultimate Electronics, Inc. at 303-412-2500 (ext. 2640) or 1-800-260-2660 (ext. 2640) or e-mail shareholder@ulte.com.

SELECTED FINANCIAL INFORMATION

(amounts in thousands except share and per share data)

	Quarter ended October 31, 2004	% of Sales	Quarter ended October 31, 2003	% of Sales
	(unaudited)		(unaudited)
Sales	$157,156		$159,703
Cost of goods sold	102,499	65.2%	106,739	66.8%
Gross profit	54,657	34.8%	52,964	33.2%
Selling, general & administrative expenses	60,178	38.3%	62,883	39.4%
Loss from operations	(5,521)	(3.5)%	(9,919)	(6.2)%
Interest expense, net	983	0.6%	105	0.1%
Loss before taxes	(6,504)	(4.1)%	(10,024)	(6.3)%
Income tax expense (benefit)	—	—	(3,809)	(2.4)%
Net loss	$(6,504)	(4.1)%	$(6,215)	(3.9)%

Loss per share – basic and diluted	$(0.43)		$(0.42)

Shares outstanding – basic and diluted	14,971,643		14,662,199

	Nine months ended October 31, 2004	% of Sales	Nine months ended October 31, 2003	% of Sales
	(unaudited)		(unaudited)
Sales	$462,460		$469,607
Cost of goods sold	309,729	67.0%	313,498	66.8%
Gross profit	152,731	33.0%	156,109	33.2%
Selling, general & administrative expenses	179,937	38.9%	171,171	36.4%
Loss from operations	(27,206)	(5.9)%	(15,062)	(3.2)%
Interest expense, net	2,164	0.5%	194	—
Loss before taxes	(29,370)	(6.4)%	(15,256)	(3.2)%
Income tax expense (benefit)	1,748	0.3%	(5,797)	(1.2)%
Net loss	$(31,118)	(6.7)%	$(9,459)	(2.0)%

Loss per share-basic and diluted	$(2.09)		$(0.65)

Shares outstanding – basic and diluted	14,901,724		14,626,298

SUMMARY BALANCE SHEETS

(amounts in thousands)

	October 31, 2004	January 31, 2004
	(unaudited)	(audited)
Assets:
Current assets:

Cash and cash equivalents	$1,853	$4,413
Accounts receivable, net	42,404	44,306
Income tax receivable	—	7,975
Merchandise inventories, net	129,995	113,875
Prepaids and other assets	6,410	3,800
Total current assets	180,662	174,369
Property and equipment, net	145,868	158,247
Deferred tax asset	—	806
Other assets	2,576	2,805
Total assets	$329,106	$336,227

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$46,411	$35,330
Accrued liabilities	30,261	35,177
Other current liabilities	147	494
Total current liabilities	76,819	71,001
Revolving line of credit	68,301	63,186
Term loan facility	13,000	—
Other long term liabilities	2,470	3,105
Stockholders’ equity	168,516	198,935
Total liabilities and stockholders’ equity	$329,106	$336,227

SUMMARY STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Nine months ended October 31, 2004	Nine months ended October 31, 2003
	(unaudited)	(unaudited)
Cash Flows from Operating Activities:
Net loss	$(31,118)	$(9,459)
Depreciation	16,410	12,023
Changes in operating assets and liabilities	(2,633)	(26,463)
Net cash used in operating activities	(17,341)	(23,899)
Cash Flows used in Investing Activities	(3,929)	(30,088)
Cash Flows from Financing Activities	18,710	52,250
Net decrease in cash and cash equivalents	(2,560)	(1,737)
Cash and cash equivalents at beginning of period	4,413	2,659
Cash and cash equivalents at end of period	$1,853	$922

NON-GAAP DISCLOSURES:  RECONCILIATIONS OF NET LOSS AND CASH FLOWS FROM
OPERATING ACTIVITIES TO COVENANT EBITDA(1)

(amounts in thousands)

Seven month period ended October 31, 2004(2)
(unaudited)
Reconciliation of Net Loss to Covenant EBITDA
Net Loss	$(25,363)
Adjustments:
Extraordinary gain	—
Non-cash impairment loss(3)	7,745
Interest	1,804
Taxes(4)	(1,722)
Depreciation(5)	12,036
Covenant EBITDA	$(5,500)
Reconciliation of Covenant EBITDA to Cash Flows from Operating Activities
Covenant EBITDA	$(5,500)
Adjustments:
Interest	(1,804)
Net change in assets and liabilities	(1,278)
Cash flows used in operating activities	$(8,582)

(1)                                  The term Covenant EBITDA is used in this earnings release only as part of the discussion of the Company’s compliance with the financial covenants under its Fourth Amended and Restated Loan and Security Agreement (the “Credit Agreement”).  For purposes of the Credit Agreement, Covenant EBITDA is defined as net earnings (or loss), minus extraordinary gains, plus non-cash impairment losses, interest expense, income taxes, and depreciation and amortization.  For the seven-month period ended October 31, 2004, the Company's Covenant EBITDA of negative $5.5 million provided $0.5 million more than the required covenant EBITDA of negative $6.0 million.  The table above provides reconciliations of Net Loss to Covenant EBITDA and Covenant EBITDA to Cash Flows from Operating Activities, both measures of performance calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  The Company’s management believes Cash Flows from Operating Activities is the most directly comparable GAAP measure to Covenant EBITDA.

(2)                                  The covenant measurement period is a cumulative calculation that begins with the one-month period ended April 30, 2004.  Cash flows used in operating activities for the nine month period ended October 31, 2004 was $26.7 million, compared to $8.6 million for the seven-month period ended October 31, 2004. The Company had negative cash flows from operating activities during February and March 2004.

(3)                                  Includes an asset impairment charge of $0.9 million for three under-performing stores and a reversal of a previously recognized deferred tax benefit of $6.9 million (i.e. a deferred tax benefit of $5.1 million recognized in the first quarter ended April 30, 2004 and a deferred tax asset of $1.8 million as of January 31, 2004).

(4)                                  Amount represents the tax benefit recognized in April 2004.

(5)                                  Excludes an asset impairment charge of $0.9 million for three under-performing stores.

-End-